Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WMIH Corp. and to the incorporation by reference therein of our report dated March 2, 2018, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 included in WMIH Corp.’s Current Report on Form 8-K dated June 15, 2018.

/s/ Ernst & Young LLP

Dallas, Texas
August 29, 2018